Exhibit 10.29

NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY

Annual Retainer	$60,000	1

Equity Compensation2	$110,000	3 in RSUs

Audit Committee Chair – Annual Retainer	$25,000	4

Compensation Committee Chair – Annual Retainer	$20,000	4

Governance Committee Chair – Annual Retainer	$10,000	4

Lead Director – Annual Retainer	$15,000	4

Audit Committee Meeting Member – Annual Retainer	$10,000	5

Compensation Committee Meeting Member – Annual Retainer	$10,000	5

Governance Committee Meeting Member – Annual Retainer	$5,000	5

Acquisition Committee Meeting Member – Annual Retainer	$5,000	5

Fee for Attendance at Board and Committee Meetings in Excess of Designated Number	$2,000	6

1	Paid in cash quarterly in equal installments, in advance, on the first day of the quarter. Paid pro rata for directors joining the Board after the payment date.

2
On February 28, 2007, the Board of Directors established stock ownership guidelines pursuant to which Directors are expected to own stock with a value equal to five times their annual retainer (or $300,000). Directors have until the later of February 28, 2012 or five years from commencement of service as a director to meet the guideline. Shares owned directly, restricted stock, shares underlying vested restricted stock and restricted stock units are included for the purpose of meeting the guideline.

3
The award is granted and priced on the day of the Company’s annual meeting and will vest on the first anniversary of the grant date. Vesting of the award will accelerate upon retirement from the Board subject to approval by the Compensation Committee. Grants will be evidenced by the form of notice and award agreement in effect at the grant date. A pro rata amount for the period remaining until the next annual grant date will be granted to directors joining the Board of Directors following the annual grant date and will be granted and priced at the next regular pricing date.

4	Paid in cash quarterly in equal installments, in advance, on the first day of the quarter.

5
Paid in cash quarterly in equal installments, in advance, on the first day of the quarter to each member of the Committee, including the Committee Chair. Paid pro rata for directors joining the Committee after the payment date.

6
Meeting fees only paid for meetings in excess of 8 meetings for the Board, Audit and Compensation committees and in excess of 4 meetings for the Governance and Acquisition committees. Fees paid in cash in connection with each additional meeting.